ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES
2015 COMMON STOCK REPURCHASES OF $160 MILLION

Buybacks Added Estimated $1.13 to Book Value per Common Share and
Reduced Common Share Count by 16.9%

VERO BEACH, Florida – January 7, 2016 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) today announced that the Company made share repurchases totaling approximately $160 million in 2015 under its previously announced Common stock repurchase program. Total Common shares repurchased for the year exceeded 7.5 million. Common shares outstanding at December 31, 2015 were approximately 36,682,000, representing a 16.9% net reduction in Common shares outstanding compared to December 31, 2014. Over 1,881,000 Common shares remain available for future repurchase under ARMOUR’s current Common stock repurchase program.

The stock buyback cost to ARMOUR was $21.25 per Common share on average, resulting in an estimated accretive effect on Stockholders’ equity per Common share of approximately $1.13 as of December 31, 2015.

Certain Tax Matters

ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Accordingly, ARMOUR may increase the amount of one or more announced dividends before the applicable record date or may declare supplemental dividends, if necessary, to meet this tax requirement. Dividends paid in excess of REIT taxable income for a fiscal year (including any taxable income carried forward from the previous year) will generally not be taxable to stockholders.
About ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises, or guaranteed by the Government National Mortgage Association. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

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ARMOUR Residential REIT, Inc. Announces 2015 Common Stock Repurchases of $160 Million

January 7, 2016

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It

Updated information on the Company’s investment, financing and hedge positions can be found in ARMOUR’s most recent “Company Update.” ARMOUR posts unaudited and unreviewed Company updates each month on http://www.armourreit.com. Additional information regarding the Company can be found at the SEC’s Internet site at http://www.sec.gov, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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